Pricing Supplement No. 1                      Filing under Rule 424(b)(3)
Dated April 29, 1999                          Registration File Nos. 33-58820, 333-18809,
(To Prospectus dated April 27, 1999)          333-18809-01, 333-18809-02, 333-18809-03,
                                              333-18809-04 and 333-73225

                                  $300,000,000
                       HAWAIIAN ELECTRIC INDUSTRIES, INC.
                          Medium-Term Notes, Series C

Principal amount:  $100,000,000                                  CUSIP#: 41987QAX1
Interest Rate (fixed rate):  6.51%                               Redemption: The Notes cannot be redeemed by
Stated Maturity Date: May 5, 2014                                 HEI prior to the Stated Maturity Date
Issue price (as a percentage of                                  Optional Repayment Date:  May 5, 2006
 principal amount):  100%                                        Optional Repayment Terms: The Notes are subject
Selling Agent's commission (as a percentage                       to repayment by HEI at the option of the holder
 of principal amount): 0.60%                                      at a repayment price equal to 98.1% of the principal
Net proceeds to HEI: 99.40%                                       amount to be repaid, together with unpaid accrued
Settlement date (original                                         interest on the principal amount repaid to the Optional
 issue date):  May 5, 1999                                        Repayment Date
Interest Payment Dates:  April 10 and October 10                 Minimum Authorized
Regular Record Dates: March 26 and September 25                   Denominations:  $1,000

  Use of Proceeds: All or substantially all of the net proceeds to Hawaiian Electric Industries, Inc. ("HEI") from the sale of the Notes covered by this Pricing Supplement will be used by HEI to retire commercial paper as it matures, to make short-term loans to its subsidiaries or for other general corporate purposes. Some of the net proceeds will also be invested in short-term investments pending application thereof to retire commercial paper. As of April 29, 1999, HEI's commercial paper outstanding totaled approximately $128 million. Such commercial paper bore interest at prevailing market rates and had original maturities varying between 8 and 185 days.

  As of the date of this Pricing Supplement, the aggregate principal amount of the Series C Notes which have been sold (including the Series C Notes to which this Pricing Supplement relates) is $100,000,000.

  The Notes will be in book-entry-only form and held through the facilities of the Depository Trust Company.

  Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. acted as agents for HEI in connection with the offer and sale of the Notes (allocated $60,000,000 and $40,000,000, respectively).

                  [Letterhead of Hawaiian Electric Industries]

                                                    April 30, 1999

VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

     RE:  Hawaiian Electric Industries, Inc.
          Registration Statement on Form S-3
          (Regis. No. 333-73225)
------------------------------------------------

Ladies and Gentlemen:

     In accordance with Rule 424(b)(3), we are filing herewith
Pricing Supplement No. 1 dated April 29, 1999.  Please call
Brenda Lee at (808) 543-7948 if you have any questions.

                                     Very truly yours,

                                     /s/ ROBERT F. MOUGEOT

                                     Robert F. Mougeot
                                     Financial Vice President &
                                      Chief Financial Officer

Enclosure
cc:  Gregory R. Kim, Esq.
     Craig Crawford
     David P. Falck, Esq.